Exhibit 10.2

$2,000,000	February 21, 2007

CONVERTIBLE TERM NOTE

This Note and the Common Stock issuable upon conversion hereof (until such time, if any, as such Common Stock is registered with the Securities and Exchange Commission pursuant to an effective registration statement) have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and may not be sold, offered for sale of otherwise transferred unless registered or qualified under the Act and applicable state securities laws or unless the Maker receives an opinion, in form and from counsel reasonably acceptable to the Maker, that registration, qualification or other such actions are not required under any such laws.

FOR VALUE RECEIVED, LAPOLLA INDUSTRIES, INC., a Delaware corporation (the “Maker”), hereby promises to pay to the order of ComVest Capital, LLC, a Delaware limited liability company (together with any subsequent holder hereof, the “Payee”), the sum of Two Million ($2,000,000) Dollars (the “Principal”), with interest thereon, on the terms and conditions set forth herein and in the Revolving Credit and Term Loan Agreement of even date herewith by and between the Maker and the Payee (as same may be amended, modified, supplemented and/or restated from time to time, the “Loan Agreement”). Terms defined in the Loan Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.

Payments of principal of, interest on and any other amounts with respect to this Convertible Promissory Note (this “Note”) are to be made in lawful money of the United States of America.

Principal and accrued interest of this Note may or shall be convertible into common stock of the Maker as provided in Section 3 below.

1.	Payments.

(a)    Interest.  This Note shall bear interest (“Interest”) on Principal amounts outstanding from time to time from the date hereof at the rate of ten (10%) percent per annum; provided, however, that during the continuance of any Event of Default, the Interest rate hereunder shall be increased to fourteen (14%) percent per annum. All Interest shall be computed on the daily unpaid Principal balance of this Note based on a three hundred sixty (360) day year, and shall be payable monthly in arrears on the last day of each calendar month commencing March 31, 2007 and on the maturity hereof.

(b)    Principal.  The Principal of this Note shall be payable in thirty (30) equal monthly installments of $66,666.67 each, due and payable on the last day of each calendar month commencing September 30, 2007 and continuing through and including February 28, 2010.

(c)    Non-Business Day.  If any scheduled payment date as aforesaid is not a business day in either the State of Florida or the State of Texas, then the payment to be made on such scheduled payment date shall be due and payable on the next succeeding business day, with additional interest on any Principal amount so delayed for the period of such delay.

2.	Prepayment.

(a)    Optional Prepayment of Principal.  The unpaid Principal balance of this Note may, at the Maker’s option, be prepaid in whole or in part, at any time or from time to time, upon fifteen (15) days’ prior written notice to the Payee, provided that the Payee shall retain the right to convert all or any portion of such Principal amount called for prepayment, together with any or all Interest accrued thereon, at any time prior to the date fixed for prepayment, and thereafter until such prepayment is actually made. Any optional prepayment of Principal hereunder shall require the simultaneous payment of a prepayment premium as provided in Section 2.03(c) of the Loan Agreement.

(b)    Mandatory Prepayment of Principal.  The Principal of this Note may be required to be prepaid, in whole or in part, at any time and from time to time in accordance with Section 2.02(b) of the Loan Agreement.

(c)    Interest.  Except to the extent that such Interest is converted as herein provided, each prepayment of Principal shall be accompanied by all accrued Interest on the Principal amount prepaid or converted accrued to the date of prepayment or conversion.

(d)    Application of Payments.  Any and all prepayments hereunder shall be applied first to any prepayment premium required under Section 2(a) above, then to unpaid accrued Interest on the Principal amount being prepaid, and finally to the remaining Principal installments in inverse order of maturity.

3.	Conversion.

(a)    Optional and Mandatory Conversion.  The Payee may, at its option, upon written notice to the Maker given at any time and from time to time, convert all or any portion of the unpaid Principal balance of this Note, and/or any accrued Interest thereon, into shares of common stock of the Maker (“Common Stock”), at a price of Eighty ($.80) Cents per share of Common Stock (as same may be adjusted from time to time in accordance herewith, the “Conversion Price”). In addition, if (i) there is not then continuing any Default or Event of Default under and as defined in the Loan Agreement, (ii) the Common Stock is then traded or listed for trading on any national securities exchange or the NASDAQ National Market or NASDAQ Capital Market, (iii) there is then in effect a valid registration statement under the Securities Act of 1933, as amended, in respect of the Common Stock issued and issuable upon conversion of this Note and upon exercise of the Warrants issued pursuant to the Loan Agreement, such that all such shares of Common Stock will be freely tradable immediately upon issuance at such time, (iv) the Maker is current in all of its required filings with the Securities and Exchange Commission, (v) the reported Trading Price (as hereinafter defined) of the Common Stock for each of the twenty (20) consecutive trading days immediately prior thereto has been equal to or greater than 165% of the Conversion Price in effect on each such trading day, and (vi) the average daily trading volume of the Common Stock as reported by the principal exchange or trading medium on which the Common Stock is listed or quoted has been equal to or greater than 100,000 shares (such number to be subject to adjustment on a proportionate basis in the event of each and every stock split, stock dividend, combination of shares, recapitalization or other such event respecting the Common Stock which may occur subsequent to the date hereof) during the three (3) months immediately prior thereto, then the Maker may, upon five (5) business days’ prior written notice to the Payee, require the Payee to convert all or any portion of the Principal of this Note into shares of Common Stock at the Conversion Price then in effect; and in the event of any such conversion at the option of the Maker, the Maker shall give written notice thereof to the Payee certifying as to the satisfaction of the foregoing conditions (including a detailed schedule of Trading Prices and volumes for purposes of the foregoing clauses (v) and (vi)), and shall pay to the Payee, simultaneously with the delivery of stock certificates in accordance with Section 3(c), all unpaid accrued Interest on the Principal amount so converted. As used herein, the term “Trading Price” on any relevant date means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of the Common Stock (regular way). The effective date of any conversion hereunder is herein referred to as the “Conversion Date.” To the extent that this Note is converted only in part, then such conversion shall be treated as a prepayment of the Principal amount converted in accordance with Section 2(d) above, provided that no prepayment premium shall be required in respect of any conversion.

(b)    Mechanics of Conversion.  Upon notice to the Maker of the Payee’s conversion election as provided in Section 3(a), or upon notice to the Payee of the Maker’s conversion election as provided in Section 3(a), the Maker shall, in accordance with Section 3(c), issue to the Payee (or to the Payee’s designee(s) set forth in the Payee’s conversion election, or in any direction given to the Maker in response to the Maker’s conversion election) the number of shares of Common Stock to which the Payee shall be entitled upon such conversion, and shall deliver or cause to be delivered to the Payee or such designee(s) the certificates representing such shares of Common Stock. All shares of Common Stock issued or delivered upon any conversion hereunder shall, when issued or delivered, be duly authorized, validly issued, fully paid and nonassessable. In lieu of any fractional shares to which the Payee would otherwise be entitled, the Maker shall pay cash equal to such fraction multiplied by the per share Conversion Price.

(c)    Issuance of Common Stock Upon Conversion.  Within a reasonable time, not exceeding five (5) Business Days after the Conversion Date, the Maker shall deliver or cause to be delivered, to or upon the written order of the Payee of this Note so converted, certificates representing the number of fully paid and nonassessable shares of Common Stock into which this Note has been converted in accordance with the provisions of this Section 3. If so requested by the Maker, the Payee shall, within a reasonable time (not exceeding five (5) Business Days after receipt by the Payee of such certificates), surrender this Note to the Maker for cancellation, against delivery of a replacement Note representing the remaining balance (if any) of this Note which has not been converted. Subject to the following provisions of this Section 3, such conversion shall be deemed to have occurred on the Conversion Date, so that the Payee of this Note or such Payee’s designee(s) shall be treated for all purposes as having become the record Payee of such shares of Common Stock at such time.

(d)    Taxes on Conversion.  The issuance of certificates for shares for Common Stock upon the conversion of this Note shall be made without charge by the Maker to the converting Payee for any tax in respect of the issuance of such certificates and such certificates shall be issued in the name of, or in such names as may be directed by, the Payee of this Note; provided, however, that the Maker shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of any such certificate in a name other than that of the Payee of this Note, and the Maker shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Maker the amount of any such tax or shall have established to the satisfaction of the Maker that any such tax has been paid.

(e)	Adjustment of Shares

(i)    Stock Dividends, Distributions or Subdivisions.  In the event that, at any time and from time to time from and after the date of this Note, the Maker shall issue additional shares of Common Stock (or securities convertible into Common Stock) in a stock dividend, stock distribution or subdivision paid with respect to Common Stock, or declare any dividend or other distribution payable in additional shares of Common Stock (or securities convertible into Common Stock) or effect a split or subdivision of the outstanding shares of Common Stock, then, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, the then-effective Conversion Price shall be proportionately decreased, and the number of shares of Common Stock issuable upon conversion of this Note shall thus be proportionately increased.

(ii)    Combinations or Consolidations.  In the event that, at any time and from time to time from and after the date of this Note, the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then, concurrently with the effectiveness of such combination or consolidation, the then-effective Conversion Price shall be proportionately increased, and the number of shares of Common Stock issuable upon conversion of this Note shall thus be proportionately decreased.

(iii)    Other Dividends or Distributions.  If the Maker, at any time or from time to time after the issuance of this Note, makes a distribution to the holders of Common Stock which is payable in securities of the Maker other than Common Stock, then, in each such event, provision shall be made so that the Payee shall receive upon conversion of this Note, in addition to the number of shares of Common Stock, the amount of such securities of the Maker which would have been received if the portion of this Note so converted had been exercised for Common Stock on the date of such event, subject to adjustments subsequent to the date of such event with respect to such distributed securities which shall be on terms as nearly equivalent as practicable to the adjustments provided in this Section 3(e)(iii) and all other adjustments under this Section 3(e). Nothing contained in this Section 3(e)(iii) shall be deemed to permit the payment of any distribution in violation of the Loan Agreement.

(iv)    Merger, Consolidation or Exchange.  If, at any time or from time to time after the date of this Note, there occurs any merger, consolidation, arrangement or statutory share exchange of the Maker with or into any other person or entity, then, in each such event, provision shall be made so that the Payee shall receive upon conversion of this Note the kind and amount of shares and other securities and property (including cash) which would have been received upon such merger, consolidation, arrangement or statutory share exchange by the Payee if the portion of this Note so converted had been exercised for shares of Common Stock immediately prior to such merger, consolidation, arrangement or statutory share exchange, subject to adjustments for events subsequent to the effective date of such merger, consolidation, arrangement or statutory share exchange with respect to such shares and other securities which shall be on terms as nearly equivalent as practicable to the adjustments provided in this Section 3(e)(iv) and all other adjustments under this Section 3(e). Nothing contained in this Section 3(e)(iv) shall be deemed to permit any such transaction in violation of the Loan Agreement.

(v)    Recapitalization or Reclassification.  If, at any time or from time to time after the date of this Note, the shares of Common Stock issuable upon conversion of this Note are changed into the same or a different number of securities of any class of the Maker, whether by recapitalization, reclassification or otherwise (other than a merger, consolidation, arrangement or statutory share exchange provided for elsewhere in this Section 3(e)), then, in each such event, provision shall be made so that the Payee shall receive upon conversion of this Note the kind and amount of securities or other property which would have been received in connection with such recapitalization, reclassification or other change by the Payee if the portion of this Note so converted had been converted immediately prior to such recapitalization, reclassification or change, subject to adjustments for events subsequent to the effective date of such recapitalization, reclassification or other change with respect to such securities which shall be on terms as nearly equivalent as practicable to the adjustments provided in this Section 3(e)(v) and all other adjustments under this Section 3(e).

(vi)    Extraordinary Dividends or Distributions.  If, at any time or from time to time after the date of this Note, the Maker shall declare a dividend or any other distribution upon the Common Stock payable otherwise than out of current earnings, retained earnings or earned surplus and otherwise than in shares of Common Stock, then the Conversion Price in effect immediately prior to such declaration shall be reduced by an amount equal, in the case of a dividend or distribution in cash, to the amount thereof payable per share of Common Stock or, in the case of any other dividend or distribution, to the value thereof per share of Common Stock at the time such dividend or distribution was declared, as determined by the Board of Directors of the Maker in good faith. Such reductions shall take effect as of the date on which a record is taken for the purposes of the subject dividend or distribution, or, if a record is not taken, the date as of which the holders of record of Common Stock entitled to such dividend or distribution are to be determined. Nothing contained in this Section 3(e)(vi) shall be deemed to permit the payment of any dividend in violation of the Loan Agreement.

(vii)    Dilutive Issuances.  (A) If the Maker, at any time or from time to time, issues or sells any Additional Shares of Common Stock (as defined below), other than as provided in the foregoing subsections of this Section 3(e), for a price per share (which, in the case of options, warrants, convertible securities or other rights, includes the amounts paid therefor plus the exercise price, conversion price or other such amounts payable thereunder) that is less than the Conversion Price then in effect, then and in each such case, the then applicable Conversion Price shall automatically be reduced as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which shall be (A) the number of share of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received by the Maker for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued; provided, however, that upon the expiration or other termination of options, warrants or other rights to purchase or acquire Common Stock which triggered any adjustment under this Section 3(e)(vii), and upon the expiration or termination of the right to convert or exchange convertible or exchangeable securities (whether by reason of redemption or otherwise) which triggered any adjustment under this Section 3(e)(vii), if any thereof shall not have been exercised, converted or exchanged, as applicable, the number of shares of Common Stock deemed to be outstanding pursuant to this Section 3(e)(vii) shall be reduced by the number of shares as to which options, warrants and rights to purchase or acquire Common Stock shall have expired or terminated unexercised, and as to which conversion or exchange rights shall have expired or terminated unexercised, and such number of shares shall no longer be deemed to be outstanding; and the Conversion Price then in effect shall forthwith be readjusted and thereafter be the price that it would have been had adjustment been made on the basis of the issuance only of the shares of Common Stock actually issued. For purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (x) the number of shares of Common Stock actually outstanding, (y) the number of shares of Common Stock into which this Note could be converted on the day immediately preceding the given date, and (z) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date. “Additional Shares of Common Stock” shall mean all shares of Common Stock, and all options, warrants, convertible securities or other rights to purchase or acquire Common Stock, issued by the Maker other than (i) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding on the date hereof (including, without limitation, all of the Warrants issued pursuant to the Loan Agreement), or hereafter issued from time to time pursuant to and in accordance with stock purchase or stock option plans as in effect on the date hereof, and (ii) shares of Common Stock and/or options, warrants or other Common Stock purchase rights for up to an aggregate of 900,000 shares of Common Stock (such number to be subject to adjustment in accordance with Sections 3(e)(i) and 3(e)(ii) above), where such options, warrants or other rights are issued both (x) with exercise prices per share of Common Stock at the then-current fair market value of a share of Common Stock, as determined in good faith by the Board of Directors of the Maker or the Compensation Committee thereof, and (B) to employees, officers or directors of, or consultants to, the Maker or any Subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Maker’s Board of Directors or the Compensation Committee thereof, and by the Maker’s stockholders.

(B)    In the event that the exercise price, conversion price, purchase price or other price at which shares of Common Stock are purchasable pursuant to any options, warrants, convertible securities or other rights to purchase or acquire Common Stock is reduced at any time or from time to time (other than under or by reason of provisions designed to protect against dilution), then, upon such reduction becoming effective, the Conversion Price then in effect hereunder shall forthwith be decreased to such Conversion Price as would have been obtained had the adjustments made and required under this Section 3(e)(vii) upon the issuance of such options, warrants, convertible securities or other rights been made upon the basis of (and the total consideration received therefor) (i) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise, conversion or exchange of such options, warrants, convertible securities or other rights, (ii) the issuance of all of the Common Stock and all other options, warrants, convertible securities and other rights to purchase or acquire Common Stock issued after the issuance of the modified options, warrants, convertible securities or other rights, and (iii) the original issuance at the time of the reduction of any such options, warrants, convertible securities or other rights then still outstanding.

(C)    In no event shall an adjustment under this Section 3(e)(vii) be made if it would result in an increase in the then applicable Conversion Price.

(viii)     Certificate of Adjustment.  Whenever the Conversion Price and/or the number of share of Common Stock receivable upon conversion of this Note is adjusted, the Maker shall promptly deliver to the Payee a certificate of adjustment, setting forth the Conversion Price and/or shares of Common Stock issuable after adjustment, a brief statement of the facts requiring the adjustment and the computation by which the adjustment was made. The certificate of adjustment shall be prima facie evidence of the correctness of the adjustment.

(ix)    Successive Application.  The provisions of this Section 3(e) shall be applicable successively to each event described herein which may occur subsequent to the date of this Note and prior to the conversion in full of this Note.

(x)    Fractional Shares.  No fractional shares of Common Stock shall be issuable by reason of any adjustments made pursuant to this Section 3(e); and in lieu of any such fractional shares, the Maker shall pay cash therefor in accordance with Section 3(b) above.

(f)    No Impairment.  The Maker will not, by amendment of its incorporation documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Payee of this Note against impairment. In the event of any merger or consolidation in which the Maker is not the surviving entity, the Maker shall make appropriate arrangements in order that, upon any subsequent conversion of this Note, the Payee shall become entitled to receive the same securities or other consideration that such Payee would have received had such conversion been made immediately prior to the consummation of such merger or consolidation, subject to further adjustments, of the type provided in this Note, with respect to any events relating to any such securities occurring subsequent to the consummation of such merger or consolidation.

(g)    Common Stock Reserved.  The Maker shall at all times reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the full conversion of this Note into Common Stock.

(h)    Restricted Securities.  The shares of Common Stock issuable to the Payee hereunder (the “Shares”) may not, at the time of issuance, have been registered under any federal or state securities laws, and may constitute “restricted securities” within the meaning of federal and state securities laws. By its receipt of Shares, if the Shares are not then the subject of an effective registration statement under the Securities Act, the Payee will be deemed to acknowledge and confirm that it is receiving such Shares for its own account for investment, and not with a view to the resale or distribution thereof in violation of any federal or state securities laws.

4.    Events of Default.  The occurrence and continuance of an Event of Default under the Loan Agreement shall constitute a default under this Note and shall entitle the Payee to accelerate the entire indebtedness hereunder and take such other action as may be provided for in the Loan Agreement and/or in any and all other instruments evidencing and/or securing the indebtedness under this Note, or as may be provided under the law.

5.    Communications and Notices.  Except as otherwise specifically provided herein, all communications and notices provided for in this Note shall be sent by post-paid first class mail, reputable overnight courier or facsimile to the Payee at the Payee’s address as provided to the Secretary of the Maker from time to time and, if to the Maker, at 15402 Vantage Parkway East, Suite 322, Houston, Texas 77032, Attention: Michael T. Adams, Executive Vice President and Secretary. Any first-class mail notice provided pursuant to this Section 5 shall be deemed given three (3) Business Days after being sent by first-class mail. Any notice sent by overnight courier shall be deemed given on the next Business Day after being deposited with the courier with all charges prepaid or billed to the account of the sender. Notices sent by facsimile shall be deemed received upon delivery. The Maker and the Payee may from time to time change their respective addresses, for purposes of this Section 5, by written notice to the other parties; provided, however, that notice of such change shall be effective only upon receipt.

6.    Governing Law.  This Note shall be construed in accordance with and governed by the laws of the State of New York, except to the extent superseded by Federal enactments.

7.    Assignment.  This Note shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto, provided that the Maker may not assign any of its rights or obligations hereunder without the prior written consent of the Payee.

8.    Waiver and Amendment.  No waiver of a right in any instance shall constitute a continuing waiver of successive rights, and any one waiver shall govern only the particular matters waived. Neither any provision of this Note nor any performance hereunder may be amended or waived except pursuant to an agreement in writing signed by the party against whom enforcement thereof is sought. Except as otherwise expressly provided in this Note, the Maker hereby waives diligence, demand, presentment for payment, protest, dishonor, nonpayment, default, notice of any and all of the foregoing, and any other notice or action otherwise required to be given or taken under the law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended, modified or subordinated (by forbearance or otherwise) from time to time, without in any way affecting the liability of the Maker. The Maker further waives the benefit of any exemption under the homestead exemption laws, if any, or any other exemption, appraisal or insolvency laws, and consents that the Payee may release or surrender, exchange or substitute any personal property or other collateral security now held or which may hereafter be held as security for the payment of this Note.

9.    Usury Savings Clause.  All agreements between the Maker and the Payee are hereby expressly limited to provide that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum amount which the Payee is permitted to receive under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof or of the Loan Agreement or any Loan Document thereunder, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstance the Payee shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of any of the Maker’s Obligations (as such term is defined in the Loan Agreement) to the Payee, and not to the payment of interest hereunder. To the extent permitted by applicable law, all sums paid or agreed to be paid for the use, forbearance or detention of the indebtedness evidenced by this Note shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, to the end that the rate or amount of interest on account of such indebtedness does not exceed any applicable usury ceiling. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. This provision shall control every other provision of all agreements between the Maker and the Payee.

10.    Collection Costs.  In the event that the Payee shall place this Note in the hands of an attorney for collection during the continuance of any Event of Default, the Maker shall further be liable to the Payee for all costs and expenses (including reasonable attorneys’ fees) which may be incurred by the Payee in enforcing this Note, all of which costs and expenses shall be obligations under and part of this Note; and the Payee may take judgment for all such amounts in addition to all other sums due hereunder.

IN WITNESS WHEREOF, the Maker has executed this Note on the date first above written.

LAPOLLA INDUSTRIES, INC.

By: /s/ Michael T. Adams, EVP
Name: Michael T. Adams
Title: Executive Vice President